FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS RECORD EARNINGS FOR THE FIRST QUARTER 2008

•	Q1 revenue of $55.7 million compared to $30.8 million in the prior year
•	Q1 EBITDA of $38.8 million compared to $23.3 million in the prior year
•	Q1 Net Income of $18.2 million compared to $12.7 million in the prior year
•	Q1 diluted EPS of $0.30 versus $0.21 in the prior year

NEW YORK, New York—May 1, 2008 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the first quarter ended March 31, 2008.

Q1 2008 results:

Revenue for the first quarter of 2008 increased 81% to approximately $55.7 million, as compared to approximately $30.8 million in the first quarter of 2007. EBITDA for the first quarter increased 66% to approximately $38.8 million, as compared to approximately $23.3 million in the prior year quarter and free cash flow for the quarter increased 49% to approximately $32.3 million, as compared to approximately $21.6 million in the prior year quarter. Net income for the first quarter increased 43% to approximately $18.2 million, as compared to $12.7 million the prior year quarter and diluted earnings per share increased 43% to $0.30 versus $0.21 in the prior year quarter. EBITDA and free cash flow are non-GAAP metrics and reconciliation tables for both are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, commented, “I am pleased with our results in the quarter and how we continued to demonstrate strong top and bottom line growth increasing our revenue and earnings over 80% percent and 40%, respectively. We achieved these results in the face of what has become a challenging retail environment, demonstrating the unique benefits of our business model where contractually guaranteed revenue, no inventory risk and a diverse portfolio provide us with a much greater degree of resilience. We are energized by several organic growth opportunities, including an exciting new joint venture in China, incredible growth opportunities for our three Wal-Mart brands, new home deals for Royal Velvet and Cannon, and many others. We are looking closely at several acquisition targets and are optimistic that they are actionable this year, however we will remain selective and proceed only with acquisitions that are in the best long term interest of our shareholders.”

Other news:

In a separate press release today, the Company announced it has entered into a definitive agreement to form an equal joint venture with Novel Fashion Holdings, run by Silas Chou, to create Iconix China. Iconix China will be based in Hong Kong and own substantially all of the rights to the Iconix brands in China. Iconix China will be a brand management company similar to Iconix that will provide its brands, and marketing and brand management support to local Chinese operating companies in exchange for equity stakes in their companies.

2008 Guidance:

The Company is maintaining its previously issued 2008 guidance of revenue in a range of $250 million to $260 million and diluted earnings per share of between $1.35 and $1.40. The Company’s current guidance is predicated on acquiring an additional $30 million of acquisition revenue that falls into the remainder of this year.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R) and STARTER (R). The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “will”, "project", “provide” "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

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Contact Information:

David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earning per share data)

	Three Months Ended March 31
	2008	2007
Licensing revenue	$55,667	$30,841

Selling, general and administrative expenses	18,711	7,719
Special charges	191	763

Operating income	36,765	22,359

Other expenses:
Interest expense - net	8,556	2,622

Income before income taxes	28,209	19,737

Provision for income taxes	9,965	6,990

Net income	$18,244	$12,747

Earnings per share:
Basic	$0.32	$0.23
Diluted	$0.30	$0.21

Weighted average number common shares
outstanding:
Basic	57,422	56,402
Diluted	61,350	61,243

Selected Balance Sheet Items:	3/31/2008	12/31/2007
	(Unaudited)	(Audited)
Total Assets	$1,336,634	$1,336,130
Total Liabilities	$783,460	$808,210
Stockholders’ Equity	$553,174	$527,920

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items (in thousands):

	Three Months Ended
	Mar 31, 2008	Mar 31, 2007

EBITDA (1)	$38,753	$23,301

Reconciliation of EBITDA:
Income before income taxes	28,209	19,737
Add: Net Interest Expense	8,556	2,622
Add: Depreciation and amortization of certain intangibles	1,988	942

EBITDA	$38,753	$23,301

(1)
EBITDA, a non-GAAP financial measure, represents income from operations before interest, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt services requirements, investing and capital expenditures.

Free Cash Flow (2)	$32,258	$21,632

Reconciliation of Free Cash Flow:
Net income	$18,244	$12,747
Add: Depreciation, amortization of intangibles
and deferred financing costs, the change in the
reserve for accounts receivable, and non-cash
compensation expense	4,687	1,935
Less: Capital expenditures	(438)	(40)
Add: Non-cash income taxes	9,765	6,990

Free Cash Flow	$32,258	$21,632

(2)
Free Cash Flow, a non-GAAP financial measure, represents net income before Depreciation, amortization, the change in the reserve for accounts receivable and excluding non-cash income taxes and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.